Exhibit 99.1

FOR IMMEDIATE RELEASE

Pamela Tondreau Joins Energy Recovery Board of Directors

SAN LEANDRO, Calif. — July 30, 2019 — Energy Recovery, Inc. (NASDAQ:ERII), the leader in pressure energy technology for industrial fluid flows, today announced the appointment of Pamela Tondreau to its Board of Directors.

"We are thrilled to have Ms. Tondreau join our board. She brings nearly two decades of executive experience with blue chip technology companies where she has navigated a wide variety of complex corporate issues,” said Robert Mao, Chairman of the Board of Directors of Energy Recovery. “As Energy Recovery continues to grow, her unique background and seasoned leadership will be invaluable to the company’s continued success.”

Ms. Tondreau currently serves as Executive Vice President, Chief Legal Officer, and Corporate Secretary of Cypress Semiconductor Corporation, the leader in advanced embedded solutions for the world’s most innovative automotive, industrial, smart home appliances, consumer electronics, and medical products. Prior to her role at Cypress Semiconductor, she served as Vice President and Associate General Counsel at Hewlett-Packard, where she led a multibillion dollar acquisition and integration, the overhaul of intellectual property licensing, and negotiation with multiple commercial partners on a variety of commercial and legal issues.

Beyond her extensive experience with intellectual property, contract negotiation, and corporate governance, Ms. Tondreau brings a dedication to cultivating excellence in company culture, ensuring diversity and inclusion, and establishing programs to grow and retain corporate talent. Ms. Tondreau holds a bachelor’s degree from the University of California, Berkeley and a JD from the McGeorge School of Law.

"I look forward to working with the rest of the board and our management team to build upon Energy Recovery’s success,” said Ms. Tondreau. “The company’s innovations have been transformative to the water desalination industry, and I am excited to help guide the next phase of growth and innovation.”

About Energy Recovery

Energy Recovery, Inc. (ERII) is an energy solutions provider to industrial fluid flow markets worldwide. Energy Recovery solutions recycle and convert wasted pressure energy into a usable asset and preserve pumps that are subject to hostile processing environments. With award-winning technology, Energy Recovery simplifies complex industrial systems while improving productivity, profitability, and efficiency within the water, oil & gas, and chemical processing industries. Energy Recovery products annually save customers $2 billion (USD) and offset more than 11.5 million metric tons of carbon dioxide. Headquartered in the Bay Area, Energy Recovery has offices in Dubai, Houston, Madrid, and Shanghai. For more information about the Company, please visit www.energyrecovery.com.

Contact

Investor Relations

ir@energyrecovery.com

+1 (281) 962-8105

Press Inquiries

pr@energyrecovery.com

+1 (510) 398-2147

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